Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of The First Bancshares, Inc., on Form S-8 of our report dated March 28, 2013, on the 2012 consolidated financial statement of The First Bancshares, Inc., which report is included in the 2012 Annual Report on Form 10-K of The First Bancshares, Inc.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

March 28, 2013